Shareholder meeting results (Unaudited)
December 18, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, as follows:

                             Votes for   Votes withheld
Ravi Akhoury                88,646,900    4,493,272
Jameson A. Baxter           88,680,831    4,459,341
Charles B. Curtis           88,661,867    4,478,305
Robert J. Darretta          88,670,869    4,469,303
Myra R. Drucker             88,663,792    4,476,380
John A. Hill                88,659,306    4,480,866
Paul L. Joskow              88,748,527    4,391,645
Elizabeth T. Kennan         88,493,221    4,646,951
Kenneth R. Leibler          88,712,973    4,427,199
Robert E. Patterson         88,660,070    4,480,102
George Putnam, III          88,655,854    4,484,318
Robert L. Reynolds          88,812,750    4,327,422
W. Thomas Stephens          88,736,954    4,403,218
Richard B. Worley           88,637,612    4,502,560

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

Votes for	 	Votes against 	Abstentions 	Broker nonvotes
	63,835,479		3,699,342		2,040,363      23,564,988

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes for	 	Votes against 	Abstentions 	Broker nonvotes
63,890,434       3,482,195     2,202,554    23,564,989

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes for	 	Votes against 	Abstentions 	Broker nonvotes
63,903,224      3,567,362       2,104,596   23,564,990

A proposal to amend the fundamental investment restrictions with respect to borrowing was approved as follows:

Votes for	 	Votes against 	Abstentions 	Broker nonvotes
63,156,878       4,284,062     2,134,242   23,564,990

A proposal to amend the fundamental investment restrictions with respect to making loans was approved as follows:

Votes for	 	Votes against 	Abstentions 	Broker nonvotes
63,280,420        4,201,348       2,093,414        23,564,990